Exhibit 99.1

Contacts:

HealtheTech, Inc.

Allison Snyder

Investor & Public Relations

303.526.5085 x.398

asnyder@healthetech.com

HealtheTech Stockholders Approve Financing and Reverse Stock Split

Company Closes on $11.7 Million Private Placement

Golden, CO, December 23, 2004 –– HealtheTech, Inc. (Nasdaq:HETC), a Colorado-based company that develops and markets technologically advanced and proprietary handheld medical devices and software for the measurement of resting metabolic rate and nutrition monitoring, announced today that it had closed on the full amount of its previously announced $11.7 million in financing commitments from current and new investors. The Company also announced that its stockholders had, at a special meeting held on December 19, 2003, overwhelmingly approved the financing transaction, which consisted of the sale of HealtheTech’s common stock at $0.76 per share and warrants to purchase additional shares of common stock at the same price. HealtheTech’s stockholders also approved a reverse stock split in a range from 1-to-2 to 1-to-15 to be determined by its Board of Directors.

“We are very pleased that our stockholders have approved this financing transaction by such a large margin,” said James W. Dennis, HealtheTech’s Chairman and Chief Executive Officer. “It is a reaffirmation of our turnaround strategy, our technology and our opportunities in the weight management market. This funding will now allow us to execute against this strategy in the fitness, medical and corporate wellness areas in order to help address the obesity crisis worldwide. This financing transaction and the reverse stock split, which we expect to effectuate in the next several weeks, are the last in a series of major steps that we have taken this year to position HealtheTech for success in 2004 and beyond. We believe that we now have the capitalization, structure and strategy to have a significant impact in the obesity and weight management area.”

About HealtheTech, Inc.

HealtheTech, Inc., headquartered in Golden, CO., develops and markets technologically advanced and proprietary handheld medical devices and software for the measurement of resting metabolic rate and monitoring of nutrition. HealtheTech’s breakthrough products assist healthcare professionals and wellness advisors in the areas of medical nutrition therapy, weight management and fitness, to provide cost-effective and personalized nutrition monitoring and weight management tools. HealtheTech’s product line includes hardware and software that allow consumers to monitor their health and nutrition simply and easily. The company’s common stock is traded on the Nasdaq National Market under the symbol “HETC.” For more information, please visit www.healthetech.com

This release contains “forward-looking” statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to the safe harbors created thereby. Such forward-looking statements include statements regarding HealtheTech’s long-term prospects in the fitness, medical and corporate wellness markets and the corresponding ability to increase product sales and revenue. Estimates as to future results, revenues and earnings are based on a number of assumptions, including those mentioned within this news release. Such estimates are also based upon internal forecasts and analyses of current and future market conditions and trends, management plans and strategies, operating efficiencies and economic conditions, such as prices, supply and demand and cost of raw materials. Actual results could differ materially from those projected in the forward-looking statement as a result of known and unknown risk factors and uncertainties. Reference is made to the discussion of risk factors contained in HealtheTech’s filings with the Securities and Exchange Commission. HealtheTech undertakes no obligation to subsequently update or revise the forward-looking statements made in this news release to reflect events or circumstances after the date of this release.